November 13, 1996

LICENSE AGREEMENT

This agreement, effective the I with day of November, 1996, is made and entered into by and among JOHN R. JACKSON ("Jackson"), a natural person residing at 1403 Blalock #7, Houston, Texas 77055, ANDRES M. ARISMENDI, JR. ("Arismendi"), a natural person residing at 17810 Clearlight Ln., Spring, Texas, and MSP TECHNOLOGIES INC ("MSP"). a Texas corporation having an office at 1403 Blalock, Suite #7, Houston, Texas 77055.

Premises

WHEREAS, JACKSON and ARISMENDI own certain patent rights and confidential information and have the right to grant licenses of the scope granted in this Agreement under those rights; and

WHEREAS, MSP is desirous of acquiring certain exclusive rights and licenses to use said patent rights and confidential information to provide and sell Licensed Services (hereinafter defined);

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, terms and conditions hereinafter expressed, JACKSON, ARISMENDI, and MSP agree as follows:

Section 1. Definitions

1.1 "Effective Date" means the date entered in the first paragraph of this Agreement.

1.2 "Field of the Agreement" or the Field" is for geophysical exploration of oil, gas and valuable minerals using the method and/or apparatus of the Licensed Patent and the Licensed Technology.

1.3 "Letters Patent" or "Patent" means a patent, US or foreign, including patents of importation improvement patents, patents and certificates of addition, and utility models, as @'ell as divisions. reissues, continuations, renewals and extensions of any of the Foregoing, and applications therefor (including patents which may issue on such applications)

1.4 "Licensed Technology" means Jackson's and ARISMENDI's technical material and information in the Field of the Agreement, including trade secrets, relating to the Licensed Patents and the Licensed Instruments, including their manufacture and design, and the Licensed Services, including the use of the Licensed Instruments and marketing of the Licensed Services.

1.5 "Basic Patent" means any U.S. patent maturing from JACKSON's and ARISMENDI's pending U S. Patent Application, entitled "Passive Geophysical Prospecting Apparatus and ,Method Based on the Detection of Discontinuities Associated with Extremely Low Frequency Electromagnetic Fields" filed August 27, 1996, having Application No.08/703,485, including are, continuation, division, and reissue applications thereof.

1.6 "Licensed Patents" means the Letters Patent(s) listed in Appendix A and Letters Patent(s) maturing from the Applications for Letters Patent listed in Appendix A, and any improvement patents, continuations, decisions, continuations-in-part, substitutes, reissues, renewals, and/or extensions of any such Letters Patent. A Letters Patent will cease to be a Licensed Patent when its term expires, or all its claims are held to be invalid, or ad] its claims are held to be unenforceable

1.7 "Licensed Service" means any service in the Field of the Agreement (I ) covered by any valid and enforceable claim of a Licensed Patent in the country where the service is provided and/or (2) using the Licensed Technology.

1.8 "Licensed Instrument" means any apparatus for use in the Field of the Agreement I covered by any valid and enforceable claim of a Licensed Patent in the country of manufacture and/or use and/or (2) using the Licensed Technology. Licensed Instruments "III not be sold by MSP or LICENSOR.

1.9 "Net Sales" means the net selling price invoiced or otherwise charged by MSP for performance of Licensed Services, excluding only the following items to the extent they are included in the net selling price:
     (a)   sales or excise taxes, and
     (b)   expenses associated with the provision of the Licensed
           Services (travel, room and board, and supplies).

1.10 "Subsidiary(ies)" means a corporation, Company or other entity in which more than fifty percent (50%) of whose outstanding shares or securities (representing the night to vote for the election of directors or other managing authority) are, now or hereafter, owned or controlled, directly or indirectly.
by a party hereto, but such corporation, Company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

1.11 "Parties" means JACKSON, ARISMENDI and MSP

1.12 "Licensor" means JACKSON and ARISMENDI

1.13 "Third Party" means a party other than JACKSON, ARISMENDI and MSP Therefore, any Subsidiary of MSP or entity to which MSP is a Subsidiary is a Third Party for purposes of this Agreement.

Section 2. Grant of Right
2.1 LICENSOR grants to MSP a worldwide exclusive right and license under the Licensed Patents and Licensed Technology in the Field (1) to make, have made and use, but not sell, Licensed Instruments for use in providing Licensed Services and (2) to provide and sell Licensed Services

2.2 LICENSOR grants to MSP a worldwide exclusive license to use the Licensed Technology in the Field.

2.3 MSP shall not grant sublicenses under the Licensed Patents nor under the Licensed Technology.

2.4 The licenses granted in Paragraphs 2.1 and 2.2 of this Agreement are subject to a reserved nonexclusive license in the LICENSOR to make and use the
Licensed Instruments to personally perform Licensed Services and to make improvements to same.

2.5 LICENSOR herein agrees that MSP shall have the first right of refuse to purchase the Licensed Patents in the event of a sale of the Licensed Patents on terms as may be offered in writing by a bona fide Third Party purchaser.

Section 3. Royalty and Service Income

3.1 Subject to Paragraph 3,3 below, MSP agrees to pay LICENSOR as a royalty a percentage of the Net Sales of any Licensed Service which it sells to Third Parties so long as a Licensed Patent is in force or a patent application is pending. Any Licensed Service provided for a Subsidiary of MSP or for any entity of which MSP is a Subsidiary shall be sold or otherwise accounted for as a sale at the same rates as any other Third Party. The royalty under this Paragraph shall be 10% of such Net Sales of Licensed Services.

3.2 MSP shall pay to LICENSOR royalties stated in Paragraph 3 1, but in no event shall the cumulative royalties paid to LICENSOR pursuant to Paragraph 3 1 for EACH CALENDAR MONTH of a calendar year be less than the following minimum royalties per calendar month during each of the calendar years indicated:

Royalty Schedule

                                Minimum Royalty per
Calendar Year                   Calendar Month (US Dollars)
-------------                   ---------------------------
1997                            3,500 (Three Thousand Five Hundred)

1998                            3,500 (Three Thousand Five Hundred)

1999 and each calendar
year thereafter during
the term of this Agreement     50,000 (Fifty Thousand)


3.3 In the event that the royalties payable under this Agreement for any calendar month for the calendar year in question shall not at least equal the corresponding minimum required in Paragraph 3 2, LICENSOR shall have the eight to notify MSP of the amount of the deficiency MSP shall thereupon within fifteen (15) days pay to LICENSOR the difference between the actual royalties received by MSP for the calendar month in question and the corresponding minimum royalty due. Since time is of the essence, following said fifteen 15 day period, if the royalties paid by MSP, to LICENSOR for the calendar month in question still do not satisfy the minimum royalties required by Paragraph 3 2, LICENSOR at LICENSOR's sole option may terminate this agreement and the licenses herein granted.

3.4 In connection with the minimum royalty, it is agreed that if in any calendar month or months the royalty paid by MSP to LICENSOR exceeds the minimum required for that calendar month or months, such excess WILL NOT be taken into consideration and used by MSP for ]Its credit toward the minimum required in any calendar month or months that the royalty called for by the actual Net Sales of MSP has not equaled the minimum required by Paragraph 3.2.


Section 4. Royalty Payments and Reporting

4.1 Royalty payments from MSP to LICENSOR shall be made monthly within fifteen (15) days after the end of each calendar month for which royalty payments are due following the Effective Date with seventy-five (75) percent of the respective royalty payment paid to JACKSON and twenty-five (25) percent paid to ARISMENDI. Royalty payments for each calendar month period shall be based on Net Sales of those Licensed Services invoiced by MSP during that period. All such payments shall be accompanied by a full and complete report detailing the computation of the royalty payment. Payments shall be made in U.
S. Dollars. For purposes of computing royalties payable hereunder, amounts in currencies other than U.S. Dollars will be converted into U S Dollars using as a rate of exchange for such payments the midpoint between the buying and selling rate for U S Dollars as quoted by Texas Commerce Bank in Houston. Texas (or any other bank agreeable to the parties should this bank cease operations) at the close of business on the last business day of the calendar month for which royalties are due.

4.2 During the term of this Agreement, MSP shall maintain for a period of three (3) years following the date of each royalty report and payment accurate and complete books and records which support the determination of Net Sales in such detail as to enable a determination of the royalty payment which was due under this Agreement on the date of that report and payment. Such books and records shall be kept in accordance with generally accepted accounting principles.

4.3 Upon twenty (20) days' written notice. MSP shall permit the examination of such records, using general]y accepted auditing standards, by LICENSOR or its designated representation e, at any time during normal business hours throughout the term of this Agreement and for one (1) year following its termination, for the purpose of verifying the payments due hereunder. Such examinations shall be at LICENSOR's expense so long as such records are located in the United States of America (U.S.A.). If such records are outside the U.S.A., LICENSOR shall be reimbursed its reasonable expenses by MSP Such examination shall not be made more than once each calendar year. Any error in royalty payments, whether in favor of LICENSOR or MSP, shall be corrected by payment of the amount in error within sixty (60) days of receipt by the party which would be required to make such payment of written notice of such error.

4.4 MSP, as exclusive licensee, shall have power to institute and prosecute at its own expense suits for infringement of the Licensed Patents, and, if required by law, LICENSOR will join as a party plaintiff in such suits All expenses in such suits shall be borne entirely by MSP, and MSP will pay to LICENSOR twenty-five percent (25%) of any excess of recoveries over the expenses in such suits.

Section 5. Confidentially of Licensed Technology

5.1 "Technology" under this Agreement means any information that is (a) disclosed in writing by the disclosing party which is marked as being confidential at the time it is provided to the receiving party, or that is (b) disclosed by the disclosing party in any other manner and is indicated to be confidential at the time of disclosure. The receiving party shall employ all reasonable efforts to maintain the confidentiality of such information, such efforts to represent no less than the degree of care employed by the receiving party to protect its own confidential information. Information supplied under this Agreement shall not be considered Technology if (i) at the time of disclosure to the receiving party the information was in the public knowledge, or (ii) after disclosure to the receiving party the information became part of the public knowledge through no fault of the receiving, party, or (iii) at the time of disclosure to the receiving party the information was already in the possession of the receiving party without an obligation of confidentiality, or
(iv) after disclosure @o the receiving party, the receiving party acquired the information from a third party without an obligation of confidentiality and without a direct or indirect Misappropriation or breach of an obligation of confidentiality.

5.2 MSP shall use Licensed Technology solely for the design and manufacture of
Licensed Instruments and in the use of the Licensed Instruments to provide Licensed Services during the term of this Agreement. To the extent MSP must disclose Licensed Technology in connection with its marketing of the Licensed Services, MSP shall first obtain in writing the agreement of the recipient to maintain the confidentiality of the Licensed Technology to be disclosed.

5.3 For purposes of the provisions of this Section 5, disclosures made under this Agreement which are specific, such as engineering and design practices and techniques, equipment, products, operating conditions, and the like, shall not be deemed to be within the foregoing exceptions of Paragraph 5.1 merely because they are embraced by general disclosures which are in the receiving party's possession or are generally available to the public. In addition, any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features of the combination are separately within such exceptions, but only if the combination itself is within such exceptions.

Section 6. Research and Development

6.1 In order to maintain the Licensed Technology which is the subject of this Agreement in the most advanced possible state of development, LICENSOR and MSP agree to Jointly, or independently perform research and development directed to improving the Licensed Instruments. Licensed Services, Licensed Technology and Licensed Patents.

Section 7. Term and Termination

7.1 Subject to Paragraph 7.2, the term of this Agreement shall be from the Effective Date until there are no remaining valid and enforceable Licensed Patents and there is no Licensed Technology.

7.2 Should either LICENSOR or MSP breach this Agreement and fail to remedy such breach, the other party thereafter shall have the right to terminate this Agreement, at any time after thirty (30) days, written notice to the breaching party. Subject to Paragraph 7.5 and Section 10, upon termination of this Agreement pursuant to this Paragraph, all rights granted herein to the breaching party shall terminate immediately.

7.3 Termination of this Agreement shall be in addition to and not exclusive of any other rights or remedies at law or in equity of the nondefaulting party.

7.4 Termination or expiration of this Agreement shall not: (i) relieve LICENSOR or MSP of any obligation or liability accrued hereunder prior to such termination or expiration or (ii) give rise to any right to rescind anything done or any payments made or other consideration given hereunder prior to the time of such termination or expiration.

7.5 Upon any termination of this Agreement, other than according to Paragraph 7.1 or to Paragraph 7.2 for breach by LICENSOR, MSP shall have the right to complete all orders for Licensed Services which result from bids or quotations transmitted prior to the termination date and pay to LICENSOR the corresponding royalty due therefor. Following such completion, MSP shall deliver to LICENSOR all Licensed Instruments and all copies of Licensed Technology and any other documents prepared by MSP containing Licensed Technology obtained directly or indirectly from LICENSOR.

Section 8. Warranties

8.1 LICENSOR warrants that it has the right and power to enter into this Agreement and the power to grant to MSP the rights contemplated by this Agreement under the Licensed Patents and the Licensed Technology.

8.2 MSP warrants that it has the right and power to enter into this Agreement.

 8.3 LICENSOR DOES NOT WARRANT THE VALIDITY NOR ENFORCEABILITY OF THE LICENSED PATENT RIGHTS, LICENSOR DOES NOT WARRANT THAT THE USE OF THE LICENSED TECHNOLOGY DOES NOT INFRINGE THE RIGHTS OF ANY THIRD PARTY, INCLUDING PATENT RIGHTS. LICENSOR DOES NOT WARRANT THAT THE MAKING OR USING OF THE LICENSED INSTRUMENTS DOES NOT INFRINGE THE RIGHTS OF ANY THIRD PARTY, INCLUDING PATENT RIGHTS LICENSOR DOES NOT WARRANT THAT THE PROVISION OF LICENSED SERVICES DOES NOT INFRINGE THE RIGHTS OF ANY THIRD PARTY, INCLUDING PATENT RIGHTS.

Section 9. Product Marking

Where required by law, MSP shall place a legend or notice (a) on each Licensed Instrument manufactured by or for MSP identifying that such Licensed Instrument is covered by The Licensed Patents and (b) on sales brochures regarding the Licensed Service and the reports providing the results of the Licensed Service.

Section 10, Improvements

10.1 LICENSOR and MSP agree to keep each other regularly and fully informed about the designs, applications and other developments relating to the Licensed Patents and the Licensed Technology in the Field of the Agreement and the Licensed Instruments and Licensed Service, which become available to them and which they are not legally prevented from communicating to the other party.

10.2 If MSP, independent of LICENSOR, develops improvements to the Licensed Instruments and/or Licensed Services, whether or not patentable or patented, MSP agrees that LICENSOR shall have a royalty-free, nonexclusive license to such improvements and provide LICENSOR with an instrument embodying the improvement(s) to the Licensed Instrument. Any patent applications filed and resulting Letters Patent(s) relating to such improvements shall be the property of MSP, and shall be prosecuted and maintained at MSP's expense, unless the parties agree that the invention shall be assigned to LICENSOR, in which event such patent applications and resulting Letters Patent(s) shall be treated as Licensed Patents and treated consistently with all the terms and conditions of the license grant in this Agreement.

10.3 If patentable improvements result from the collaboration between LICENSOR (either, or both of JACKSON and ARISMENDI) and agents or employees of MSP (wherein if JACKSON is employed by MSP, JACKSON shall still be deemed part of LICENSOR), MSP hereby assigns such improvements to LICENSOR and such improvements will be the property of LICENSOR. If LICENSOR decides not to file a patent application thereon, such improvements shall be included in Licensed Technology. If a patent application is filed thereon and the costs of filing, processing and maintaining same are borne by MSP, such improvements shall be included in the Licensed Patents. If a patent application is filed thereon and the costs of filing, processing and maintaining same are not borne by MSP, such improvements will be excluded from the Licensed Technology and from the Licensed Patents. If a patent application is filed on such Improvements, whether or not MSP bears the costs therefor, MSP agrees to fully cooperate in such efforts to obtain patent protection.

Section 11. Indemnification and Release.

11.1 LICENSOR shall not be liable to MSP or any Third Party for any injuries, losses, damages (including incidental, special, punitive and consequential damages) or other liabilities incurred by MSP or any Third Party, arising out of the manufacture and use of Licensed Instrument or performance and sale of Licensed Services by MSP to the extent such liability arises from patent infringement and/or from errors, defects or omissions by MSP in the manufacture and/or use of such Licensed Instruments, and MSP hereby releases LICENSOR and agrees to indemnify, defend and hold LICENSOR harmless from any such liability.

11.2 Any obligation of indemnification under Paragraph 11.1 shall be conditioned upon prompt written notice by the party seeking indemnification to the other party of any claim for which indemnification is sought, and allowing the indemnification party to control the defense and settlement of any such claim. However, failure to provide prompt written notice shall not relieve either party of its obligations, except to the extent the other party has been materially prejudiced by such failure.

Section 12, Patent Rights.

12.1 MSP shall bear the costs and expenses of obtaining and maintaining the Licensed Patents MSP agrees that it will not permit the Licensed Patents to lapse due to nonpayment of any applicable annuity or maintenance fee.

12.2 LICENSOR shall be under no obligation to MSP to defend against challenges to the scope, enforceability or validity of the Licensed Patents.

	Section 13 Assignability.

13.1 LICENSOR can assign its interests in this Agreement to a Third Party, provided that:

     (i)  LICENSOR also assigns the Licensed Patents and Licensed
Technology to such Third Party; and

     (ii) the Third Party enters into an agreement with MSP assuming all obligations of LICENSOR hereunder.

13.2	MSP cannot assign its interest in this Agreement.


Section 14, Waiver.

     The failure of any party at any time to require performance by any party of any provision in this Agreement shall in no way affect the full right to require such performance at any time thereafter. The waiver by any party of a breach of any provision in this Agreement shall not constitute a waiver of any succeeding breach of the same provision or any other provision and shall not constitute a waiver of the provision itself. The failure of any party to exercise any, of its rights provided under this Agreement shall not constitute a waiver of such rights.

Section 15, Severability.

     If for any reason any pro of this Agreement shall be invalid, illegal or unenforceable, then such provision shall be to be severable from the other provisions of this Agreement, all of which shall remain in full force and effect and be binding on the parties hereto.

Section 16, Force Majeure.

     Neither party to this Agreement shall be liable for any default or delay in performance of any obligation under this Agreement caused by any event that is beyond the reasonable control of and not the result of willful or negligent co conduct of such party ("Force Majeure event"). During any default or delay resulting from a Force Majeure event, the affected obligations shall be suspended, except that any obligation of either party to pay money then due or accrued under this Agreement shall not be affected. At the conclusion of any Force Majeure event, the previously affected obligations shall resume. The party invoking this Section shall give the other party notice of the full particulars of the Force Majeure event as soon as possible after the event occurs. The affected party shall use all reasonable efforts to overcome the effect of the Force Majeure event as promptly as possible and shall allow the other party such access and information as may be reasonably necessary to evaluate such event.

Section 17, Entire Agreement.

    The terms and conditions contained in this Agreement constitute the entire agreement between the parties and supersede all previous communications, whether oral or written, between the parties to this Agreement with respect agreement or understanding varying or extending the same shall be binding upon each party.

Section 18, Modification and Amendment.

   This Agreement may be amended or modified only by a written instrument which is signed by duly authorized representatives of the parties hereto and which expressly states that its is an amendment to, or modification of this Agreement.

Section 19, Notice.

   Any notice, request or other communication with reference to this Agreement shall be deemed given on the date personally delivered or mailed if sent to the receiving party by hand delivery, facsimile (receipt verified), overnight courier (receipt verified), or certified or registered mail postage prepaid, at its respective following address or at such other address as either of the parties may notify the other in writing:

John R. Jackson
1403 Blalock, #7
Houston, Texas 77055

Andres M. Arismendi, Jr.
17810 Clearlight Ln.
Spring, Texas 77379

MSP Technologies, Inc.
1403 Blalock, Suite #7
Houston, Texas 77055

Attention: Mr. John R. Jackson, President

Section 20, Headings

The titles and headings herein are used for convenience of reference only and shall not be deemed part of this Agreement for purpose of interpretation.

Section 21, Applicable Law

   The law applicable to this Agreement shall be the laws of the State of Texas, United States of America, without regard to conflict of laws principles of that State.

Section 22, Relationship of the Parties.

22.1 Nothing in this Agreement shall be deemed to constitute a partnership or agency relationship among ARISMENDI, JACKSON, and MSP, except to the extent JACKSON may be an officer of MSP.

	22.2 Neither LICENSOR nor MSP is granted an express or implied right or authority to assume or create any obligation or responsibility on behalf of or in the name of the other or to bind the other in any manner or thing whatsoever.

Section 23, Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns, to the extent permitted herein.

Section 24, Counterparts.

This Agreement may be in more than one counterpart, each of which shall be deemed to be an original and all which together shall be deemed a single document.

Section 25, Further Assurances.

The parties agree to execute and deliver any instrument, or perform any acts, that may be necessary or reasonably requested in order to give full effect to this Agreement.

Section 26, Survival.

All representations, warranties and indemnities contained in this in this Agreement and the covenants of Paragraphs 4.2, 4.3 and 7.5 and Sections 5, 11, 15, 17, 18, 19, 21, 22, 23, 24, 25 and 26 of this Agreement shall continue in full force and effect and shall survive notwithstanding the full payment of all amounts due hereunder or the termination or expiration of this Agreement in any manner whatsoever.

IN WITNESS WHEREOF JACKSON, ARISMENDI and MSP caused this Agreement to be executed in multiple counterparts by their duly authorized representatives, to be effective as of the Effective Date.

WITNESS:                        JOHN R. JACKSON


/S/  Barbara M. Jackson         /s/  John R. Jackson
------------------------        -------------------------
                                11/13/96

                                ANDRES M. ARISMENDI

/S/  Barbara M. Jackson         /s/  Andres M. Arismendi
------------------------        -------------------------
                                11/13/96


                                MSP TECHNOLOGIES, INC.

/S/  Barbara M. Jackson         /s/  John R. Jackson
------------------------        -------------------------
                                Title: President
                                -------------------------
                                11/13/96